Exhibit 99.2

For more information, contact:

Robyn B. Mabe, Chief Financial Officer

(540) 345-3195

AUSTINS STEAKS REPORTS 2002 RESULTS

Company Positioned for Profit Next Year

ROANOKE, VA. (April 1, 2003)—Austins Steaks and Saloon, Inc. (OTC Bulletin Board:  STAK), the parent company of The WesterN SizzliN Corporation, today reported a net loss of $1.05 million for 2002, compared to net income of $226,000 last year.

For the year ended December 31, 2002, Austins had income from operations of $1.04 million prior to one-time charges, compared to $1.09 for the year ended 2001.

The charges totaling $2.7 million are due to closing unprofitable stores and a proxy contest.  The expense of closing stores was $2.09 million, and $630,000 was charged to the third and fourth quarters of 2002 for expenses related to an anticipated proxy contest with a group of shareholders.

                In the last 18 months, Austins has closed or franchised 16 Company-operated stores as part of its strategy to improve profitability.  “We now operate 7 company stores, which we believe will continue to be profitable,” said Robyn Mabe, Vice President/CFO.  “The Board’s plan is anticipated to improve cash flow for the Company.”

                Three restaurants have completed WesterN SizzliN’s Image Enhancement Program.  “Their sales have increased between 6% and 12% to date,” Mabe said.  “These increases compare favorably to the restaurant industry, where many chains have experienced downward trends in same store sales.”  The Image Enhancement Program is designed to increase sales in existing restaurants and attract new franchises.

                Year 2002 marked the 40th anniversary of WesterN SizzliN, one of the few franchisee-owned restaurant chains.  “More than 100 of our restaurant locations are owned and operated by the original franchisee,” says Mabe.  “We have a system comprised of entrepreneurs with years of experience.”

Austins Steaks and Saloon, Inc, operates and franchises a total of 186 units in 22 states under names of WesterN SizzliN, WesterN SizzliN Wood Grill, Great American Steak & Buffet Company and Austins Steakhouses.  Inquiries should be directed to Robyn B. Mabe, Vice President and Chief Financial Officer at 317 Kimball Avenue, N.E. Roanoke, VA  24016.

Comments included in this news release may include “forward-looking statements” within the meaning of the federal securities laws.  These statements as to anticipated future results are based on current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ markedly from those projected or discussed here.  Such risks and uncertainties are detailed in Austins Steaks & Saloon, Inc.’s Annual Report on Form 10-K filed with the SEC on March 31, 2003 and are incorporated herein by reference.  Austins Steaks & Saloon, Inc. cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date hereof.

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